Exhibit (11)
                           FLORIDA ROCK INDUSTRIES, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE

                                  THREE MONTHS              SIX MONTHS
                                  ENDED MARCH 31          ENDED MARCH 31

                                1994       1993         1994         1993

   Net income (loss)       $  234,000   ($553,000)    $3,176,000   ($495,000)

   Common shares:

   Weighted average
   shares outstanding
   during the period        9,486,720    9,195,533     9,413,035    9,195,862

   Shares issuable under
   stock options which
   are potentially
   dilutive and affect
   primary earnings per
   share                       67,980        3,721        60,334            -

   Maximum potential
   shares includable in
   computation of
   primary earnings per
   share                    9,554,700    9,199,254     9,473,369    9,195,862

   Additional shares
   issuable under stock
   options which are
   potentially dilutive
   and affect fully
   diluted earnings per
   share                            -        7,490             -       11,283

   Maximum potential
   shares included in
   computation of fully
   diluted earnings per
   share                    9,554,700    9,206,744     9,473,369   9,207,145

   Primary earnings
   (loss) per
   common share                  $.02       ($.06)           $.34      ($.05)

   Fully diluted
   earnings (loss) per
   common share (a)              $.02       ($.06)           $.34      ($.05)

   (a) Fully diluted earnings per common share are not presented on the income statement since the potential affect would have been less than 3% dilutive.